Forward-looking Statements
Any statements in this transcript that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on track,” “trend,” “objective,” “looks forward,” “projects,” “models” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica's management based on information known to Comerica's management as of the date of this transcript and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica's management for future or past operations, products or services, including the GEAR Up initiative, and forecasts of Comerica's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries as well as estimates of the economic benefits of the GEAR Up initiative, estimates of credit trends and global stability. Such statements reflect the view of Comerica's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including changes in interest rates; whether Comerica may achieve opportunities for revenue enhancements and efficiency improvements under the GEAR Up initiative, or changes in the scope or assumptions underlying the GEAR Up initiative; Comerica's ability to maintain adequate sources of funding and liquidity; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Comerica's customers, in particular the energy industry; unfavorable developments concerning credit quality; operational difficulties, failure of technology infrastructure or information security incidents; changes in regulation or oversight; reliance on other companies to provide certain key components of business infrastructure; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; reductions in Comerica's credit rating; the interdependence of financial service companies; the implementation of Comerica's strategies and business initiatives; damage to Comerica's reputation; Comerica's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; competitive product and pricing pressures among financial institutions within Comerica's markets; changes in customer behavior; any future strategic acquisitions or divestitures; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods; potential legislative, administrative or judicial changes or interpretations related to the tax treatment of corporations; changes in accounting standards and the critical nature of Comerica's accounting policies. Comerica cautions that the foregoing list of factors is not all-inclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 12 of Comerica's Annual Report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this transcript or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CORPORATE PARTICIPANTS

Darlene Persons	Comerica Incorporated - Director of IR
Ralph Babb	Comerica Incorporated - Chairman & CEO
Dave Duprey	Comerica Incorporated - EVP & CFO
Curt Farmer	Comerica Incorporated - President
Pete Guilfoile	Comerica Incorporated - EVP & Chief Credit Officer

CONFERENCE CALL PARTICIPANTS

Ken Usdin	Jefferies LLC - Analyst
Scott Siefers	Sandler O'Neill - Analyst
Erika Najarian	BofA Merrill Lynch - Analyst
Steven Alexopoulos	JPMorgan - Analyst
Geoffrey Elliott	Autonomous Research - Analyst
Ken Zerbe	Morgan Stanley - Analyst
Dave Rochester	Deutsche Bank - Analyst
Brett Rabatin	Piper Jaffray & Co. - Analyst
John Pancari	Evercore ISI - Analyst
Steve Moss	FBR & Company - Analyst
Peter Winter	Wedbush Securities - Analyst
Gary Tenner	D.A. Davidson & Co. - Analyst

PRESENTATION
Operator
Good morning, my name is Regina and I will be your conference operator today. At this time I would like to welcome everyone to the Comerica third-quarter 2017 earnings conference call. (Operator Instructions). I would now like to turn the conference over to Darlene Persons, Director of Investor Relations. Ma'am, you may begin.

Darlene Persons - Comerica Incorporated - Director of IR
Thank you, Regina. For those who just joined us, we had some technical difficulty at the top of the hour with our webcast portion. We are now starting over again. So good morning and welcome to Comerica's third-quarter 2017 earnings conference call. Participating on this call will be Chairman, Ralph Babb; President, Curt Farmer; Chief Financial Officer, Dave Duprey; and Chief Credit Officer, Pete Guilfoile.

During this presentation we will be referring to slides which provide additional detail. The presentation slides and our press release are available on the SEC's website as well as in the Investor Relations section of our website, Comerica.com.

Before we get started I would like to remind you that this conference call contains forward-looking statements. In that regard you should be mindful of the risks and uncertainties that can cause (inaudible) actual results to vary materially from expectations.

Forward-looking statements speak only as of the date of this presentation and we undertake no obligation to update any forward-looking statements. I refer you to the Safe Harbor statement in today's release in slide 2 which I incorporate into this call as well as our SEC filings for factors that could cause actual results to differ.

Now I will turn the call over to Ralph who will begin on slide 3.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Good morning and I thank you for joining our call. Today we reported third-quarter 2017 earnings per share of $1.26, a 12% increase compared to $1.13 for the second quarter. Relative to the third quarter of last year our earnings per share increased 50%, or 40% on an adjusted basis excluding restructuring charges and tax benefits from employee stock transactions.

Revenue growth was solid, increasing 6% quarter over quarter with help from higher interest rates as we continue to prudently manage loan and deposit pricing. Also we had significant non-accrual interest recoveries as credit quality continued to improve.

In addition, over the past year our GEAR Up initiative has lowered expenses and increased fee income. This has resulted in substantial improvement in our returns with an ROE of 11.17%, an ROA of 1.25%, and an efficiency ratio of 56% for the third quarter.

Turning to slide 4 and an overview of our third-quarter results, average loans for the third quarter of $48.7 billion were stable compared to the second quarter. Seasonality drove an increase in mortgage banker and a decline in national dealer services. Our customers remain cautious as progress in Washington has been slow and global tensions intensified. This is also reflected in commercial loan volume for the industry which is down.

Furthermore, we are maintaining our pricing and underwriting discipline in a highly competitive environment. Average non-interest-bearing deposits increased while interest-bearing deposits declined. Total deposits decreased through the middle of July and then began to rebound, which is in line with our normal seasonal pattern.

In addition, customers are using deposits in their business. We are carefully monitoring our deposit base and have not made any adjustments to our standard pricing. Net interest income increased $46 million or over 9% to $546 million. As I mentioned, this was primarily driven by the benefit from increased interest rates and non-accrual interest recoveries.

Credit quality continued to be strong with declines in criticized and nonaccrual loans and net charge-offs of only 21 basis points. Our total reserve remains stable resulting in a provision of $24 million. The recently completed Shared National Credit exam has been incorporated into our results.

As far as the hurricanes in Houston and Florida, we are working closely with our customers to address their needs. It is in these extraordinary situations that we can demonstrate the value of our relationship model. The damage to our facilities was minor and the credit impact has been manageable. Our reserves appropriately reflect our expectation of losses.

I also want to mention the recent wildfires in California. We have no facilities located in the Napa or Sonoma Valleys and none of our employees have been impacted. We have approximately $500 million in loans to customers in the Northern California affected areas and as of now we are not aware of any significant property damage.

Also we are not aware of any customer impacts in Southern California. We will stay abreast of the situation and we stand ready to assist our employees, customers and the communities.

Noninterest income was stable. Continued growth in card fees reflects the traction we are gaining with our GEAR Up initiative. Following a strong second quarter, fiduciary income and customer derivative income decreased. Noninterest expenses increased as expected. Salaries were up mainly due to higher temporary labor such as additional staffing in our call center necessary to assist in a card conversion.

In addition, we had increased expense for technology as well as higher outside processing related to growing card fees. This was partly offset by a $7 million decrease in restructuring charges. Of note, excluding restructuring charges, expenses have decreased significantly relative to the third quarter last year as we continue to closely manage our expenses and reap the benefits from our Gear Up initiatives.

We increased our payout to our shareholders as we repurchased $139 million, or 2 million shares, and increased our dividend by 15%. We expect to gradually increase our stock buyback as we progress through the year.

Also noteworthy, last month our Board appointed a new independent director, Barbara Smith, who is the President and Chief Executive Officer of Dallas-based Commercial Metals Company or CMC. She brings a number of key skills including relevant business management and significant financial expertise. We have a strong and diverse Board with a good mix of industry, financial and leadership backgrounds.

And now I will turn the call over to Dave who will go over the quarter in more detail.

Dave Duprey - Comerica Incorporated - EVP & CFO
Thanks, Ralph. Good morning, everyone. Turning to slide 5, as Ralph mentioned, third-quarter average loans were stable compared to the second quarter. While our loan growth was muted, we benefited significantly from increased loan yields. Mortgage banker average loans grew almost $200 million with the normal pickup in summer home sales partly offset by a modestly shorter time that mortgages are sitting in the warehouse, known as dwell time.

Our portfolio continues to be heavily weighted to home purchases with approximately 82% purchase versus refi compared to the industry average of 69%. Our auto dealer floorplan portfolio decreased about $225 million as dealers reduced inventory in preparation for delivery of the 2018 models.

General middle market declined due to the typical summer slowdown, particularly in Michigan and Texas. Commercial real estate also decreased as projects were sold or refinanced to the long-term market and we are remaining appropriately cautious as far as new business opportunities at this point in the cycle.

We saw growth across several other key specialty and national business lines such as technology and life sciences, specifically equity fund services as well as environmental services. Average energy loans increased slightly to almost $2.1 billion, or 4% of our total loans due to a slower pace of asset sales and capital markets activity.

Total period end loans decreased about $200 million due to seasonal declines in mortgage banker and dealer, partly offset by growth in equity fund services. Our loan yields increased 35 basis points; higher rates, including a 17 basis point increase in average 30 day LIBOR, added 19 basis points to our yield. Very strong non-accrual interest recoveries added 11 basis points.

The second quarter was negatively impacted by a $4 million lease residual valuation adjustment which was not repeated. This added 3 basis points to the third-quarter yield. Other portfolio dynamics such as mix shift in loans, positive credit migration and our focus on pricing added 2 basis points.

Our loan pipeline remained solid in the third quarter and our commitments to commit are up significantly. We believe this reflects improving sentiment over the past month or so. However, overall customers remain subdued yet optimistic given slow progress in DC and geopolitical tensions.

Average deposits declined about 1% relative to the second quarter, as shown on slide 6. This included a 1% increase in non-interest-bearing deposits and a 4% decrease in interest-bearing deposits, primarily money market accounts. Period end deposits increased $1 billion to $57.8 billion and were higher than the average, demonstrating the positive trend we saw since the middle of the quarter.

Commercial real estate balances declined as customers put their cash to use after growing deposits significantly in the second quarter. We also had declines in US banking and in international. This was partly offset by a $457 million increase in general middle market with the California market contributing the most.

Of note, our loan to deposit ratio remained low at 85%. As far as rates, our beta continues to be very low; our average deposit rate increased 1 basis point.

We continue to maintain our securities book at about $12 billion as shown on slide 7. While our security purchases were at a slightly higher rate than pay downs, it was not enough to move the yield on the total portfolio. The estimated duration of our portfolio remains relatively short at about 3.2 years. And the expected duration under a 200 basis point rate shock extends it modestly to 3.8 years.

Finally, the portfolio is in a relatively small unrealized net loss position of $24 million.

Turning to slide 8, net interest income grew $46 million and the net interest margin increased 26 basis points to 3.29%. Our loan portfolio added $47 million and 26 basis points to the margin. As I mentioned with loan yields, increased interest rates provided the largest benefit, along with a significant increase in non-accrual interest collected.

The higher rate on deposits at the Fed added $3 million and 2 basis points to the margin. Interest expense on deposits increased $2 million, which reduced the margin by 1 basis point. We continue to prudently and deliberately manage our deposit pricing.

Increased rates on floating-rate debt combined with $443 million in higher average wholesale funding cost $2 million and had a 1 basis point negative impact on the margin. In total, increased rates contributed $23 million to net interest income.

Our overall credit picture remains strong as outlined on slide 9. Total criticized loans declined $59 million and represented only about 5% of total loans at quarter end. This includes a $49 million decrease in non-accrual loans which comprise less than 1% of our total loans.

Net charge-offs were 21 basis point or $25 million. This included $37 million in gross charge-offs, which is a $2 million decrease from the second quarter. Recoveries were $12 million, down from an elevated $21 million in the previous quarter.

Our allowance for credit losses remained steady at $753 million resulting in an allowance to loan ratio of 1.45%. Continued positive trends in the energy portfolio were offset by an increase in qualitative reserves, including for loans potentially impacted by the recent hurricanes.

Energy loans at quarter end were about $2.1 billion or 4% of our total loans. We expect balances will remain at approximately this level. Fall re-determinations are just underway and we expect borrowing bases to be stable to slightly increasing, mainly due to drilling activity and acquisitions. Criticized and non-accrual loans as well as gross charge offs all decreased in the third quarter.

Slide 10 outlines noninterest income, which was stable. Strong growth in card fees continued in the third quarter. This was offset by a decline in fiduciary income, which was at an elevated level in the second quarter partly related to tax preparation fees. Also, customer derivative income declined $2 million from the robust level we had in the second quarter.

Changes in non-customer driven fees mostly offset each other. Of note, bank owned life insurance was seasonally high due to the receipt of annual dividends and warrant income, which is difficult to predict, declined.

We remain on track to achieve our GEAR Up revenue target. Year to date customer driven noninterest income has increased $32 million relative to the same period last year with growth in card, treasury management, fiduciary, brokerage and foreign exchange.

As expected, expenses increased as shown on slide 11. Salaries and benefits were up $6 million mainly due to higher contract labor, such as requirements for specialized IT skills, and a temporary need to supplement staff in our call centers. Recall there is also one additional day in the third quarter.

Technology costs, including software and equipment, also increased as expected. Outside processing increased in line with growing card fees. Finally, partly offsetting these increases, we had $7 million in restructuring charges which was a decline of $7 million from the previous quarter.

Expenses remain well-controlled. On a year-to-date basis, excluding restructuring charges, expenses are down $51 million, or almost 4%, with declines in most categories. Expenses tied to revenue growth have increased, including a $20 million increase in outside processing, as well as higher incentives and advertising expense.

With help from higher rates and careful management of loan and deposit pricing, our efficiency ratio declined to 56% as our GEAR Up initiatives continue to be realized.

Moving to slide 12, as Ralph mentioned, in the third quarter we repurchased $139 million under our equity repurchase program. Our 2017 capital plan includes equity repurchases of up to $605 million. We anticipate gradually increasing out repurchases each quarter through the plan year. In addition, we increased our quarterly dividend 15% to $0.30 per share.

During the quarter employee option exercises added about 220,000 shares. This activity resulted in a credit to our income tax provision of $2 million, or about $0.01 per share. Now I will turn the call back to Ralph.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Thank you, Dave. As demonstrated again this quarter, our asset sensitive balance sheet is well positioned to benefit from increases in rates as illustrated on slide 13. Approximately 90% of our loans are floating-rate with the majority tied to a 30-day LIBOR.

Also, our biggest funding source comes from non-interest-bearing customer deposits which results in one of the lowest costs of funding among our peers. We expect the three rate increases that have occurred over the past year should alone drive more than a 10% increase in our full-year 2017 net interest income.

We have not altered the asset sensitivity of our balance sheet or added swaps. Thus the full-year benefit from the 2017 rate increases, plus the potential of a December rate hike, bodes well for 2018. Of course, the outcome depends on a variety of factors such as the pace at which LIBOR moves, deposit betas and balance sheet movements.

Last month at an investor conference we provided an update on our GEAR Up initiative, which is shown on slide 14. We have made significant progress and remain on track to achieve our GEAR Up targets. Additionally, we announced that we have identified $35 million of pretax benefit for 2019 with about half revenue and half expense opportunities.

This includes the full run rate of initiatives that are expected to be completed later next year as well as a few additional identified opportunities. These should increase capacity, drive revenue growth, reduce costs and improve efficiency. Therefore we now expect our 2019 results will include a benefit of $305 million as a result of our GEAR Up initiative.

With these added initiatives and refinement of our original estimate, we now expect total restructuring expense from inception to completion of $185 million to $195 million. We do not anticipate any restructuring expenses beyond the end of 2018.

Finally, on slide 15 we provide our outlook for the fourth quarter. Assuming continuation of the current economic environment, we expect total average loans to increase about 1% relative to the third quarter.

Seasonality in the fourth quarter typically drives an increase in national dealer services and a decline in mortgage banker. Supported by a strong pipeline, we anticipate increases in several businesses such as general middle-market, large corporate and technology and life sciences, primarily equity fund services.

Overall, our customers continue to be cautious, particularly regarding long-term investment, given the uncertainty regarding tax and healthcare reform. Our expectation is that we will see loans increase next year on a pace with GDP growth. We plan to provide our full outlook for 2018 on our earnings call in January.

As far as net interest income, third-quarter non-accrual interest recoveries of $17 million are not expected to be repeated at this level. We do expect to benefit from loan growth, including national dealer loans, which tend to be lower yielding due to lower risk profile. The odds of a December rate rise have increased; however, as usual, we are not incorporating any benefit into this outlook.

We expect continued strong credit quality to result in a provision between 20 and 25 basis points and net charge-offs to remain low. Our outlook for noninterest income is for customer driven fees to increase modestly with continued execution of GEAR Up, opportunities in treasury management, card and fiduciary fees. This is expected to be offset by a decline in non-customer income such as BOLI, which is difficult to predict.

As far as noninterest expense, we expect restructuring costs of about $15 million relative to the $7 million incurred in the third quarter. Expenses tied to revenue are expected to increase, such as marketing expense as well as outside processing expense, which is mostly tied to card fees.

We also expect modest growth in seasonal items such as staff insurance and occupancy, with the remainder of expenses remaining stable as our GEAR Up expense savings for 2017 are already in the run rate.

In summary, our third-quarter performance was solid and we continue to drive increased returns. In fact our ROA is at the highest level since 2007 when the Fed funds rate was over 5%. We have benefited meaningfully from increased interest rates as well as our relationship banking strategy. In addition, credit quality continues to be strong.

We remain focused on carefully managing expenses and our GEAR Up initiatives have helped drive our efficiency ratio to 56%. Earnings per share increased 12% over the second quarter and 50% from the third quarter of last year. Any prospects for additional rate increases, tax reform and regulatory relief are certainly positive. However, we will continue to control what we can control and believe we are well positioned for the future to further enhance shareholder value. Now we will be happy to take your questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Ken Usdin, Jefferies.

Ken Usdin - Jefferies LLC - Analyst
Thanks, good morning, Ralph. Just wondering if you guys could go a little bit more into just the lending environment. Seeing some puts and takes, obviously the seasonality -- general middle-market was down but energy was back up a little bit. And then some of the individual of the specialty businesses a little better.

So just -- can you talk about just how do you see pipelines and demand? I know you made the point that things have gone a little slower on the policy front. But just any change in your sense of people's willingness to go back and extend and build their businesses across your different lines of business?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Curt, do you want to take that?

Curt Farmer - Comerica Incorporated - President
Yes, Ralph. Ken, thanks for the question. Q3 is typically a little softer quarter for us with what we call the summer slowdown, especially in core middle-market. And then we have the normal seasonality of our businesses with the Mortgage Banker Finance business remaining strong. But the dealer business typically trails off in the third quarter and picks back up in Q4 with the turnover with the new model year coming out.

We did see growth, as Ralph and Dave alluded to, in a couple of our specialty businesses, environmental services, technology and life sciences specifically the equity fund services piece of that. We saw some growth in corporate banking.

Your question about the energy portfolio -- was up a little bit for us in the quarter; balances are starting to stabilize there. What happened in the quarter was that the capital markets slowed in the beginning of the quarter which caused borrowing to go up a little bit. And then they reopened in the latter part of the quarter and, so period end balances in energy were actually back down a little bit. So we think we are kind of leveling off in that portfolio so to speak.

In terms of the outlook going forward, I think that our customers are more optimistic. We are hearing that from them and I think they are planning more in terms of CapEx spend, but not necessarily pulling the trigger yet. I think there is still some concern about what's going on in Washington as well as sort of geopolitical issues around the world and whether we're going to get tax relief, regulatory relief, etc. So there is some caution that still is out there.

Having said that, our pipeline heading into the quarter remains strong and our commitments to commit were up significantly, up about 22% heading into the quarter. So, Q4 typically is a little stronger quarter for us. We will see the dealer business come back online from a seasonality standpoint and we feel good about how we are positioned for the quarter.

Ken Usdin - Jefferies LLC - Analyst
Got it. Thank you for that. Then as a follow-up, Ralph mentioned that customers are using their deposits in their business a little bit more too. So when you are seeing deposit growth are you noticing any change in terms of where those deposits are going? You have a very low beta, but any change in the mix that you are seeing between non-interest-bearing and interest-bearing? Thanks, guys.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Thanks, Ken. There has been a bit of a shift, as you saw, the shifting out of some of the money market into the non-interest-bearing, which actually is beneficial for us. So, I think we are starting to see a little more fluidity with deposits. But we also saw a pretty significant rebound in the latter part of the third quarter as you see it from period end deposit balances.

And in those areas where we saw the average decline, US banking, international in particular, we completely recovered those declines by the time we got to the end of September. So, it is becoming much more fluid. But in terms of the actual direction, time will tell.

Ken Usdin - Jefferies LLC - Analyst

Understood. Thank you.

Operator
Scott Siefers, Sandler O'Neill.

Scott Siefers - Sandler O'Neill - Analyst
Good morning. Dave, I wanted to ask you just a quick question on the margin. I think if we ex out the interest recoveries I think the core margin is somewhere in call it like the 3.19, 3.20 range. Can you just give us a sense for what level you would expect that to come in at here as we go forward absent any further moves by the Fed? In other words, can you hold it absent additional rate hikes or does it start to drift down? What is your sense of direction?

Dave Duprey - Comerica Incorporated - EVP & CFO
Assuming our deposit betas hold and, as we indicated, we are diligently working to do that. So I think that 3.20-ish margin here going forward is probably the run rate. Now I will add that deposit -- not only deposit but mix in loans can adjust that a bit.

As you heard, dealer we expect to move up here in Q4. Dealer is one of the more thinly priced products because of the low credit profile, credit risk profile. On the other hand our Fed fund balances tend to move and that also can have an impact on the margin. But again, your base premise is correct.

Scott Siefers - Sandler O'Neill - Analyst
Okay, all right, that's perfect. Thank you. And then wanted to jump to expenses for just a second. I think when you guys had previously been giving guidance for the full year the expectation was for the core expenses ex-restructuring charges to be down about 1% year over year.

At least relative to what I would have expected this quarter, the core cost base came in a bit better than I would have expected. So I am just trying to get a sense for what's the expectation for the full year and, more specifically, the fourth quarter would be. To hit the prior guidance it would imply a really substantial ramp up in the 4Q. I am just trying to get a sense for order of magnitude of cost increased in the 4Q ex-restructuring charges.

Dave Duprey - Comerica Incorporated - EVP & CFO
I think we are going to continue to see a slight elevation going into Q4. We continue to diligently work to complete some technology projects not related to GEAR Up so that we could focus much more exclusively on the GEAR Up IT projects heading into 2018. That temporary labor component will continue a bit into the fourth quarter. That's the call center.

We took all of our product, our direct express, our commercial card, and our debit cards are all under now a single payment processor. So that resulted in the re-issuance of a significant number of cards, all of which are chip embedded by the way. So, in any event, that cost will continue to be elevated for a bit. So I think we will see just a little bit of increased pressure on expenses in Q4 but not by much.

Scott Siefers - Sandler O'Neill - Analyst
All right. That's perfect. Thank you guys very much.

Operator
Erika Najarian, Bank of America.

Erika Najarian - BofA Merrill Lynch - Analyst
Hi, good morning. So, I just wanted to -- I fully respect that full-year guidance isn't coming in January. But I wanted to point out that the 56% efficiency ratio is already well beyond what you initially laid out in GEAR Up.

And I guess a follow-up to Scott's question, do you also expect a little bit of a ramp higher in the efficiency in the fourth quarter given that we have no Fed rate hike that's going to be baked into the fourth quarter? And also as we think about your new landing point for 2018, is 56% a good base?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, first of all, Erika, you are correct in that with the slight elevation in expense in Q4, and the fact that we do not expect that -- the same level of recovery in interest from those previous nonaccrual loans, we will see a slight elevation in the efficiency ratio. If I was to bet a number I would say 57-ish. So it will be slight.

And then looking into 2018 we continue to focus on the full execution of GEAR Up. We will see some additional expense reductions. Quite frankly the biggest contributor to that efficiency ratio is further rate hikes. We are going to do our level best to drive it ourselves with expense management and focusing on those revenue enhancements. But there is nothing that can contribute more than additional rate hikes.

Erika Najarian - BofA Merrill Lynch - Analyst
Got it. And as a follow-up, as we think about the impact of a December rate hike, should we expect a similar 19 basis point impact in loan yields for the first quarter? And also, if growth does pick up in 2018, do you expect spreads to compress or is Comerica continuing to be disciplined in terms of its pricing of new originations?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, we are always disciplined when it comes to pricing, Erika. We certainly don't expect to take our eye off the ball on that for one second.

In terms of the other components, a lot of it is going to be driven by deposit betas. So we certainly are hoping for a December rate rise and my speculation is if that does in fact occur we will be projecting a 25 basis point beta as we have with the previous rate rises, albeit we haven't seen that occur. But at some point I think the deposit betas will begin to gain more traction.

Erika Najarian - BofA Merrill Lynch - Analyst
But just as a follow-up, Dave, on the loan yield you saw a benefit of 19 basis points this quarter on higher rates. So, exclusive of what the Street assumes for beta, will your loan yield benefit similarly in 1Q?

Dave Duprey - Comerica Incorporated - EVP & CFO
On pure yield, yes, I would agree. Again, remember loan mix can shift that just a tad. But on overall yield I would expect a similar impact.

Erika Najarian - BofA Merrill Lynch - Analyst

Perfect. Thank you so much.

Operator
Steven Alexopoulos, JPMorgan.

Steven Alexopoulos - JPMorgan - Analyst
Good morning, everybody. Ralph, looking at the NIM expansion, you guys have really done a great job of keeping deposit rates low. With that said, do you think you are starting to run the risk of needing to catch up?

When we look at 16 basis points of interest-bearing deposit cost I imagine your customers are aware of where the Fed funds rate is. And I hear the 25% beta, but is there a risk there is a period where we see a catch up??

Ralph Babb - Comerica Incorporated - Chairman & CEO
I would say that we have stayed very focused on the competition and what's being done and there won't be a catch-up from that standpoint. It's more back to what Dave was talking about -- as competition begins to move up you will see the betas start to move up as well.

Steven Alexopoulos - JPMorgan - Analyst
Okay, that's helpful. And then on the loan side, it's interesting. Over the past few quarters on the calls you guys have talked about customer optimism getting better and loan pipelines being strong, commitments to commit improving. And with that said we see general middle-market loans down quarter over quarter, down year over year.

As you analyze the book, what explains loans declining, right? You are talking about loans growing with GDP. We are clearly not doing that here. Why not?

Ralph Babb - Comerica Incorporated - Chairman & CEO
I think you continued -- we have continued to see to this point that the uncertainty that's out there, while everybody is positioned well for the growth and to finance the growth, they are not making that decision until they get a little more certainty, especially on what's going on in Washington. Curt, do you want to add anything to that?

Curt Farmer - Comerica Incorporated - President
Yes. Steven, the middle-market book, we have seen growth in pockets across our franchise. And in particular California has been a source of strength for us and you translate that back into the growth of the overall California economy has been less impacted by events like what's happened in the Texas market with energy and more recently with the hurricanes in Houston.

And so, even in this quarter while we saw Texas and Michigan were slow for the quarter, we had growth in the California market in middle market.

The second thing I would say in terms of sort of core middle-market, kind of adding on to what Ralph said, while customers are cautious and we are not seeing a lot of CapEx, we are seeing a lot of M&A. And in many cases that M&A is inuring to the benefit of our clients in terms of liquidity events.

We are very fortunate often to capture some of that liquidity in terms of money management in our wealth management group. But it does hurt in terms of loan outstandings.

We have also had clients who have been on the acquiring side as well, but net-net it probably has been more of a drag on our balance sheet in 2017 versus a net positive. Again, fortunate for many of those customers, but it does remain a pretty robust M&A environment.

Fortunately we have other businesses in some of our specialty lines businesses where we continue to see nice growth. And one of the factors sort of impacting our balances overall are the seasonality in the book of business. We had a strong second quarter, slower third quarter, that's tended to be the trend for us for the course of the last several years. And we would anticipate a stronger fourth quarter.

Steven Alexopoulos - JPMorgan - Analyst
Curt, has any of the reduction in loans been tied to you guys tightening lending standards here?

Curt Farmer - Comerica Incorporated - President
No, not at all. We are staying very focused on relationships and taking care of our good clients. And also focused on new customer acquisition opportunities. But we are staying very focused on our existing credit standards, our existing pricing discipline. But there is no change in strategy.

Steven Alexopoulos - JPMorgan - Analyst
Okay, thanks for all the color.

Operator
Geoffrey Elliott, Autonomous Research.

Geoffrey Elliott - Autonomous Research - Analyst
Good morning. Thank you for taking the question. First just a quick clarification. You mentioned commitments to commit up I think you said 22%. Can you just give a bit more detail on what that means? Is that a year-on-year number, a quarter-on-quarter number? How do you measure it? How good an indicator is it of loan growth going forward?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Curt.

Curt Farmer - Comerica Incorporated - President
Yes, Geoffrey, it's a quarter-on-quarter number, so this would be a third-quarter view, end of third-quarter view versus end of second quarter. Commitments to commit is where we've actually submitted a commitment to a client, we have a firm commitment outstanding. We are waiting for the client, in many cases, to finalize and accept that commitment and then fund the transaction.

And so, we see it as sort of the most tangible front end indicator of potential volume for us going forward and we track it very closely.

Geoffrey Elliott - Autonomous Research - Analyst
And then just staying with loan growth, looking at slide 24 on the technology and life sciences business, it's growing overall in terms of balances, but it looks like there is quite a big shift going on towards equity fund services. And then the gray section at the top of the bars, which I guess is everything else, is shrinking.

So, what's happening there? Is there a shift in strategy? Is there a shift in client demand? Why is that other component coming down?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Curt?

Curt Farmer - Comerica Incorporated - President
Yes, on the technology and life sciences, as was mentioned earlier, where we have seen growth in 2017 has been more in the equity fund services component of that. That's where we are providing capital call and subscription lines to venture capital firms. And that has been a nice growth part of the business for us overall.

We really like the technology and life sciences space. We feel like we have got a lot of great relationships there and great expertise. But what we are seeing is that the venture capital firms have become a little bit more selective. They are investing more money in fewer deals.

So a lot of the competition -- one, there is more competition out there; but a lot of competition is chasing a lot of the same transactions. And so, it's been a little bit harder to get growth in the business. Remember that's a very granular business. We do a lot of $1 million, $2 million, $3 million transactions so it takes more volume to get the same amount of growth from the portfolio.

And in some cases I think there are some deals being done that probably would be outside of our credit parameters. So we are trying to make sure we stay true to our focus really around early stage and working with more premier venture capital and private equity firms that we have worked with historically. So, this tends to ebb and flow. Right now we are seeing more growth in equity fund services, but we think longer-term the business is still well-positioned.

Geoffrey Elliott - Autonomous Research - Analyst
Great, thank you very much.

Operator
Ken Zerbe, Morgan Stanley.

Ken Zerbe - Morgan Stanley - Analyst
Good morning. Just a question on deposits. And obviously your deposit pricing -- so on page 6 or slide 6 that you have, if I just look from fourth quarter to now, it looks like deposits are down about $3 billion. Are you guys able to quantify or do you keep track? Like how much of that deposit shrinkage is due to customers saying, hey, I want higher rates and they are going -- they are taking their deposits elsewhere versus other things that might drive that lower? Thanks.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, first of all, Ken, if you recall historically, we typically see substantial growth in deposits in the third and fourth quarter. And again, you saw that begin to happen here in September with our deposits moving up $1 billion from period end June 30. So, we expect to see probably not as robust growth in the fourth quarter as we saw last year, but we continue to expect to see a fair level of growth coming in in the fourth quarter.

And then that begins to move out in the first and second quarter. That has just been the historical pattern. We are very aware of competition. We are very reactive to competition. I can't tell you that there hasn't been a single account lost because of pricing, but I do believe it has been very de minimis.

Ken Zerbe - Morgan Stanley - Analyst
Got you, okay. And then -- sorry, say that again?

Ralph Babb - Comerica Incorporated - Chairman & CEO
I'm sorry. I just was reiterating what Dave was saying. We watch that very carefully and closely with our relationships and are constantly talking with our customers.

Ken Zerbe - Morgan Stanley - Analyst
Understood. Okay, and then just a follow-on question. Could you just remind us what's driving most of the interest recoveries at this point? Are those the energy-related loans or something else?

Dave Duprey - Comerica Incorporated - EVP & CFO
These are predominantly the energy portfolio.

Ken Zerbe - Morgan Stanley - Analyst
Okay. So, your guidance that these decline going forward, is that just simply because the available pool of loans that could drive this has shrunk so much or is it something else?

Dave Duprey - Comerica Incorporated - EVP & CFO
It is -- when you look at the level of criticized assets, specifically in energy, you will see that they are coming down significantly. So yes, it is the decline of the pool.

Ken Zerbe - Morgan Stanley - Analyst
Great. Okay, thank you very much.

Operator
Dave Rochester, Deutsche Bank.

Dave Rochester - Deutsche Bank - Analyst
Good morning, guys. I appreciated the outlook on the loan growth for next year. I was just wondering if you expect that growth to be funded by deposit growth or if you think that might be more challenging to do if customers are using deposits. Any thoughts there would be great.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, deposit growth is hard to predict. Again, we are beginning to see customers use more of that excess liquidity in their businesses. But remember, our loan to deposit ratio today is at 85%. So, if we have a considerable level of excess capacity, ready, willing and able to put in loan growth. So we await the opportunity.

Ralph Babb - Comerica Incorporated - Chairman & CEO
It'll be a good problem to have and we also have ability to borrow as well.

Dave Rochester - Deutsche Bank - Analyst
Okay, great. And just switching to expenses real quick. As you guys look out to 2018 and just on your comments on the cost take-out. So are you guys hinting here that those cost takeouts could be substantial enough to limit that trajectory next year? Or are you thinking that with investments you are making you could actually see that growth rate creep up to above the low-single-digit growth range? Just any color there would be great.

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, if you recall, our GEAR Up forecast has an incremental expense reduction built into it of $50 million in 2018. And while I really don't want to get into much detail here in terms of our forecasting for 2018, as Ralph indicated, we will do that in January, we are completely committed to completing the GEAR Up process and achieving that incremental $50 million expense save.

Dave Rochester - Deutsche Bank - Analyst
And does that at all get eaten up by other investments to drive the expense growth into the positive category or expenses higher next year versus this year?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, year to date we are down $51 million -- even with, as you call it, items that eat into that because we will have increases in outside processing. We will have inflationary impacts of merit increases -- inflationary impacts of occupancy. There is no doubt. But on the balance we would expect that if -- that expense trajectory to remain very muted and very controlled.

Dave Rochester - Deutsche Bank - Analyst
Great. All right. Thanks, guys.

Operator
Brett Rabatin, Piper Jaffray.

Brett Rabatin - Piper Jaffray & Co. - Analyst
Hey, good morning. Wanted to ask, it might be a little early, but just thinking about the upper bounds of a total payout ratio and being more aggressive with capital with hopefully less regulation, can you talk about your thoughts on that and then just how you see the regulatory environment from your view potentially improving for your cost operations as well?

Ralph Babb - Comerica Incorporated - Chairman & CEO

I think there are a lot of discussions going on right now that would potentially impact us from a regulatory standpoint if they get traction and move forward, especially on the CCAR process and the ability to manage capital.

And I think if you look back at our history, we have always been fairly aggressive at returning capital to our shareholders. And that would be one of our top priorities going forward. I hope that that happens, and I know you see it a lot today in the discussions going on in Washington. Dave, do you want to add anything to that?

Dave Duprey - Comerica Incorporated - EVP & CFO
No, I think it's fair to assume, even if all remains the same, we are looking at certainly challenging our level of capital and working too in our CCAR submission this coming year of being very focused on driving the capital levels downward to the extent possible, as well as staying very focused on increasing that dividend.

Brett Rabatin - Piper Jaffray & Co. - Analyst
Okay. And then just a follow-up on that. Any thoughts on how much more incrementally aggressive you might be with either the buyback or the payout ratio on the dividend side?

Ralph Babb - Comerica Incorporated - Chairman & CEO
We have not taken a position on that at this point. That was one of the reasons why I described it the way I did from the standpoint of we look to do the right thing and make sure we are at the right balance of returning capital to our shareholders. And historically, before the environment changed, I think you can see what we did.

Brett Rabatin - Piper Jaffray & Co. - Analyst
Okay great. Fair enough. Thank you so much.

Operator
John Pancari, Evercore ISI.

John Pancari - Evercore ISI - Analyst
Good morning. Back to the loan growth topic -- and I appreciate the color you gave us around what weighed on the balances for the quarter. But when it comes to getting to that GDP level, you are not there obviously when you look at the declines that we are seeing in balances on a year-over-year basis. What gives you the confidence that you can get to the GDP level first of all?

Other peer banks are citing the macro factors as well, the apprehension given the uncertainty in DC. So, they are citing it as well, but we are seeing a little bit faster loan growth out of some of your peers. So I am just wondering what gives you that confidence you can get to GDP.

And then separately, is there anything with the GEAR Up initiative and the long-term investments that you are making in your franchise that can accelerate growth beyond GDP ultimately? Thanks.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Curt, do you want to take that?

Curt Farmer - Comerica Incorporated - President
Yes, John, I think it's important, when you think about growth for our bank, to keep in perspective the portfolio of lending that we have. And there are certainly some businesses that we are not in; we're not in the indirect auto lending space, we are not a big asset based lender. We really are sort of a core C&I commercial bank.

And when you think about the course we've been over the last 12, 18 months, in addition to just sort of the caution with our clients, there are a couple of larger portfolios that have been relatively flat for us by design. And so, we have managed down our energy portfolio, which was the right thing to do to get to sort of a lower portfolio concentration now about 4% for us. And so, as that has come down that has hurt our growth in our portfolio overall.

And then secondarily, while we had nice growth in commercial real estate for a few years, we have been a little bit more holding stable right now in the environment that we are in -- not because we are seeing any increase in losses, but just concerned about where we are in the stage of the cycle with CRE, especially multi-family, etc. So, you have got a couple of portfolios that traditionally had been growth engines for us that are more flattish right now.

When you look out across the rest of the portfolio, as I mentioned earlier, some of the specialty lines of business and the growth opportunities there, the seasonality in our business and what we would expect to see in the fourth quarter in the dealer business for example and then commitments to commit overall, when you think about going forward I do think it GDP for us is a realistic goal.

We are in three very good markets of Texas, Michigan and California primarily, all of which are growing at or above the national GDP level. Growing faster than that really is not something that we aspire to. We just have seen over time that staying in line with GDP is the right risk profile for us to take. And certainly there will be some businesses through our specialty business that may grow faster or slower than GDP overall.

We have mentioned on prior calls the work that we are doing as part of GEAR Up overall that we call our end-to-end credit redesign, which is really about looking at how we simplify some of the governance process, how we leverage technology and take more of a digital approach to some of our credit underwriting, and really centralize them through our back office functions. All around the idea of creating more capacity for our sales team to have more time to spend with clients, both from an advisory standpoint and a sales perspective, and improve the customer experience.

And we do think that will bode well for us. We are nearing sort of the final completion of the rollout of that initiative. And really we will start seeing some of the benefits in 2018 and beyond.

John Pancari - Evercore ISI - Analyst
Okay, thank you. And then on that -- do you have the line utilization number for the quarter and how that compared to last quarter?

Curt Farmer - Comerica Incorporated - President
So, the line utilization decreased a little bit. It tends to ebb and flow. It was 51.5% and 53% in the second quarter.

John Pancari - Evercore ISI - Analyst
Okay, all right. Then lastly, on the noninterest income side, I know you don't have very specific guidance there. But I'm just trying to think of how you think about that growing further out here when you factor in the GEAR Up, but also some offsets from the noncustomer related income. Is a low-single-digit annualized pace fair for overall noninterest income? Thanks.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, for the full year we had previously communicated I think it was 4% to 6% overall, that we still expect to be within that range when we close out 2017. Remember that we are looking to push that GEAR Up initiative from $30 million in 2017 to $40 million next year. And again, more color will come in January in terms of our expectations for the balance of noninterest income for 2018.

John Pancari - Evercore ISI - Analyst
Okay, thanks, Dave.

Operator
Steve Moss, FBR.

Steve Moss - FBR & Company - Analyst
Good morning. I was wondering on the credit front with regard to criticized loans; excluding energy they actually increased quarter over quarter. And I also noticed that your commercial real estate criticized loans have been increasing. Just wondering if you could give some color there.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Pete?

Pete Guilfoile - Comerica Incorporated - EVP & Chief Credit Officer
Ex-energy the portfolio has been really performing at a level that is not sustainable really. We've been bouncing around on what we call the bottom in terms of our criticized loans. So small increases here and there can have an impact on a percentage basis and look like they are growing. But we have not seen any noticeable increase in credit problems ex-energy outside of the energy portfolio at all.

And specifically, Steve, on commercial real estate you mentioned -- a good example there, we've got just a couple of deals that we moved to criticized. One was impacted by flooding in Houston and the other one had an entitlement issue that we feel is going to be addressed fairly quickly here. So, in both cases we are not concerned about that being an indicator of what is going on with commercial real estate.

Steve Moss - FBR & Company - Analyst
Okay, that's helpful. And also, what is the reserve for energy loans at this point?

Pete Guilfoile - Comerica Incorporated - EVP & Chief Credit Officer
We didn't disclose our allocation this quarter. I can tell you though that it is coming down and we expect that if we continue to see improvement in the energy portfolio that there is room for it to come down more in future quarters.

Steve Moss - FBR & Company - Analyst
Thank you very much.

Operator
Peter Winter, Wedbush Securities.

Peter Winter - Wedbush Securities - Analyst
Good morning. I'm just curious, was loan growth impacted at all from the hurricanes this quarter? And would you expect to see maybe somewhat of a rebound in the fourth quarter as the insurance money and rebuilding effort takes place?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Curt?

Curt Farmer - Comerica Incorporated - President
Yes, Peter, I would not say that the hurricane situation was a significant drag on loan growth for the quarter. It's pretty contained for us to the Houston market. While we are we have operations in Florida, that is a more traditional wealth management business for us versus a traditional business bank or C&I lending.

We do believe that longer-term and as we look out the next couple quarters that there is probably some opportunity in the Houston market as reinvestment occurs in the marketplace and many of our clients look at repairing facilities, reestablishing inventories, etc. And so, we will be attuned to that and opportunities that might exist.

Peter Winter - Wedbush Securities - Analyst
Okay. And just a quick follow-up. If I look at the fee income and I look at it year over year and sequentially, the growth is limited, it's basically flat. And granted you are having nice growth in the customer driven. But where is the pressure coming from?

Because if -- and the reason I ask is that if I look at the first quarter of 2016, you had a nice increase from 1Q to 2Q last year. But after 2Q the reported fee income has been fairly flattish.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Dave?

Dave Duprey - Comerica Incorporated - EVP & CFO
Well, if you look in terms of where we are for the nine months this year versus the nine months last year, we are up $38 million overall, $32 million of that we are attributing really to our customer driven fees, much of that the GEAR Up focus. Candidly some of the other noncustomer elements really ebb and flow.

Warrant income, which can be quite robust. I believe we had a couple quarters last year where we had some very nice warrant income recognition; we just simply didn't have that here in the third quarter. Not really expecting to see much again in the fourth quarter, although very difficult to predict.

Investment banking, while not a significant driver for us, had very limited impact this quarter and we expect it to continue to have a limited impact. Derivatives were in fact up substantially in the second quarter. I think a lot of that was driven by the fact that when the June rate rise became much more probable, customers began to lock-in with swaps.

Candidly, if we see the probability of a December rate rise increasing dramatically, we are certainly hoping to see a surge in customer activity in December. But again very, very difficult to predict.

Peter Winter - Wedbush Securities - Analyst
Okay, thanks.

Operator
Gary Tenner, D.A. Davidson.

Gary Tenner - D.A. Davidson & Co. - Analyst
Thanks, good morning. I wanted to ask about commercial real estate. Obviously sequentially lower and you certainly attributed that I think to some loans moving into the permanent financing market. Can you talk about what you've seen in terms of the velocity of commercial real estate transactions in your markets, maybe particularly comparing Southern California to Texas?

Ralph Babb - Comerica Incorporated - Chairman & CEO
Curt?

Curt Farmer - Comerica Incorporated - President
Yes, I think the market remains robust overall. We certainly are still getting a lot of looks at new CRE commercial real estate opportunities. As you know, we are primarily focused in that business in multi-family and in our footprint in urban and suburban markets and a lot of that is in the California and the Texas market.

California is sort of strong, both Northern and Southern California. The reason you are probably not seeing more growth in actual balances outstanding is, while we are still doing a fair amount of new originations, it's moving to the permanent market relatively quickly still. And so, the permanent market still remains robust.

But the deals we are looking at are well structured, they are well priced, they have a lot of equity in the deals on the front-end and they are in locations that we like. Texas is a little bit of a tale of two cities.

And so, if you look at Northern part of the state and look at the DFW Metroplex, the market still remains robust and we are seeing a lot of looks at new opportunities and are booking new transactions with a lot of developers that we have worked with for a long period of time.

Houston remains a little bit still in a pause phase. We have not seen a lot of credit deterioration there with the portfolio that we have. But we are also not seeing a lot of new originations right now. And eventually that will change so to speak. But at least for the time being more of the opportunity is in the northern part of the state.

And so, it is just a more limited sort of geographic view that we have to work with versus California, which is a little bit more robust across the entire footprint.

Gary Tenner - D.A. Davidson & Co. - Analyst
Thanks for that. And with respect to the California market, any changes over the last quarter, quarter and a half in terms of yields on new production in the multi-family segment?

Curt Farmer - Comerica Incorporated - President
None.

Ralph Babb - Comerica Incorporated - Chairman & CEO
Yes, none.

Gary Tenner - D.A. Davidson & Co. - Analyst
All right. Thank you.

Operator
And I will now turn the conference back over to Ralph Babb, Chairman and CEO, for closing remarks.

Ralph Babb - Comerica Incorporated - Chairman & CEO
We appreciate everybody's interest and being on the call this morning. And sorry for the disruption in the very beginning with the system and hope it went well after that. And I hope you'll all have a good day. Thanks again for your interest in Comerica.

Operator
Ladies and gentlemen, this concludes today's conference. Thank you all for joining. You may now disconnect.